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                                                              EXHIBIT NO. 23.01


                   Consent of Independent Public Accountants

     We consent to the incorporation by reference in this Registration Statement of Industrial Scientific Corporation on Form S-8 of our report dated May 8, 1996 on our audits of the consolidated financial statements of Industrial Scientific Corporation and Subsidiaries as of January 27, 1996 and January 28, 1995 and for the three years in the period ended January 27, 1996 which report is incorporated by reference in Industrial Scientific Corporation Annual Report on Form 10-K and of our report dated June 7, 1996 on our audits of the financial statements of the Industrial Scientific Corporation Profit Sharing Plan as of December 31, 1995 and 1994 and for the year ended December 31, 1995 which report is included in the Industrial Scientific Corporation Profit Sharing Plan Annual Report on Form 11-K.

Coopers & Lybrand L.L.P.
Pittsburgh, Pennsylvania
July 15, 1996